Exhibit 99.1

Prepared remarks delivered by PepsiCo, Inc. during its conference call with investors on July 24,
2013.

Introduction – Jamie Caulfield, Senior Vice President, Investor Relations, PepsiCo, Inc.

Thank you, operator. With me today are Indra Nooyi, PepsiCo’s Chairman and CEO and Hugh Johnston, PepsiCo’s CFO. We’ll lead off today’s call with a review of our second quarter performance and 2013 outlook, and then we’ll move on to Q&A.

In an effort to get to as many analysts’ questions as possible within the hour, we’ve kept our prepared remarks relatively short this morning, and we’re going to have a one-question limit so we should be able to get through the full queue of analysts when we get to Q&A.

Before we begin, please take note of our cautionary statement.  This conference call includes forward-looking statements, including statements regarding 2013 guidance and our long-term targets, based on currently available information. Forward-looking statements inherently involve risks and uncertainties that could cause our actual results to differ materially from those predicted in such forward-looking statements.

Statements made on this conference call should be considered together with cautionary statements and other information contained in today’s earnings release and in our most recent periodic reports filed with the SEC.  Unless otherwise indicated, all references to EPS and total operating profit growth are on a core basis. In addition, references to organic revenue results in this call exclude the impact of acquisitions and divestitures, structural changes, and foreign exchange translation.

To find disclosures and reconciliations of non-GAAP measures that we may use when discussing PepsiCo’s financial results, please refer to the Glossary and other attachments to this morning’s earnings release and to the Investors section of PepsiCo’s website under the Events and Presentations tab.

As we discuss our results today, please keep in mind that our Q2 reporting period is the 12 weeks ended June 15 for our North America businesses, and is the months of March, April and May for the vast majority of our businesses outside North America.

Now it’s my pleasure to introduce Indra Nooyi.

Indra Nooyi, Chairman & Chief Executive Officer, PepsiCo, Inc.

Thanks, Jamie and good morning everyone.

I’m very pleased to report another quarter of strong results.  In Q2, we had our sixth consecutive quarter of mid-single digit organic revenue growth, we generated double digit core EPS growth, and drove significant improvement in cash flow.

•	Our organic revenue growth in the quarter was 4.2 percent, in line with our mid-single-digit long-term target, with particularly strong growth in international beverages, at Frito-Lay North America, Latin America snacks, and snacks and beverages throughout AMEA.

•	We’re encouraged by the continued strength in the topline, with our marketplace investments playing an important role in driving solid top-line, brand equity and market share results.

•	Organic revenue growth reflected each of our four business units achieving positive net price realization in the quarter.

•	Our overall servings increased 4 percent, with snacks volume growth of 3 percent. Beverage volume grew 1.5 percent on an organic basis, and our international beverage volume growth was strong, up 11 percent on a reported basis and 5 percent on an organic basis.

•	We had good profit flow through with core gross margins improving 120 basis points in the quarter, A&M up 55 basis points, core constant currency operating profit up 11 percent, and our core operating margin up 120 basis points. Ex the Vietnam gain and incremental investments, our core constant currency operating profit was up 8 percent, and core operating margin improved by 60 basis points.

•	Our productivity program remains squarely on track. We’ve targeted $900 million in savings this year, which is the second year of our three-year program, and we’re well on our way to achieving our current goal of $3 billion.

•	Year-to-date management operating cash flow, excluding certain items, was more than $2.3 billion, a significant increase over the first half of 2012, and we returned over $2.7 billion to shareholders in the first half in the form of dividends and share repurchases.

These results are especially pleasing in the context of some very difficult market conditions, particularly:

•	Tough macros challenging the consumer in developed markets – especially in Western Europe.

•	Slowing food and beverage growth in the U.S.

•	Political unrest in several important markets, most notably Egypt and Turkey.

•	And adverse weather in the US and Western Europe.

We’re able to continue to deliver in these trying conditions largely due to the strength of our portfolio – both geographic and product.

We have a wonderful balance of developed and emerging markets, with the developed markets providing strong cash-flow generation and scale-enabled capabilities that we leverage globally.
And our emerging markets provide tremendous potential for top-line growth and margin expansion.

Just as important, we have a diverse, but highly complementary portfolio of brands and products. The high coincidence of snack and beverage purchase and consumption provide numerous commercial opportunities, and our nutrition portfolio provides new growth avenues to capture expanding consumer demand.

We continue to exploit the potential of our portfolio by sharpening our efforts against a few, key platforms.

•	We’ve stepped up our investments in advertising, marketing and R&D to further strengthen our brands and to accelerate our product innovation.

•	We’ve stepped up our marketplace execution across the board. For example,

•	We’re driving even-greater partnership with our customers by engaging in joint business planning that aligns our products, brands and in-store merchandising capabilities with our customers’ growth strategies. The scale and complementary nature of our categories makes us a clear partner of choice with our customers to drive their growth.

•	We continue to refine our revenue management capabilities to drive both greater value for our consumers and price realization for PepsiCo.

•	And, in a number of international markets, we’ve improved the effectiveness of our go-to-market systems by driving synergies in selling and distribution systems across snacks and beverages.

We continue to execute against our productivity agenda that’s funding stepped up marketplace investments and, at the same time, expanding our margins. We now have our team focused on identifying and planning the next generation of productivity projects that will extend our productivity savings beyond 2014.

•	We’ve also strengthened our global bottling network and system scale in a number of key markets – through our new partnerships with Tingyi in China, with Geusa and Polar in Mexico and, in just this past quarter, our partnership with Suntory in Vietnam.

•	And we’re driving higher returns on invested capital and cash returns to shareholders through highly disciplined capital allocation.

Let me now turn to specific businesses.

All our business units performed well financially and in the marketplace in Q2. Let me share the highlights.

•	At Frito-Lay North America...

•	We generated 3 percent volume growth and mid-single-digit organic revenue growth, with net price realization widening sequentially from what we reported in Q1.

•	We gained volume share and maintained value share across measured channels in the U.S.

•	And we expanded core operating margins by 40 basis points, even as we increased advertising and marketing expense.

•	In PepsiCo Americas Beverages...

•	We achieved another quarter of solid price realization in the U.S.

•	We held CSD share in U.S. measured channels, with pricing at retail ahead of the category.

We drove gross and core operating margin expansion while we increased advertising and marketing expense.

•	We generated 4 percent core constant currency operating profit growth.

•	Innovation was encouraging, with Mtn Dew Kickstart, Tropicana Farmstand, and Starbucks Iced Coffee each demonstrating potential to become $100 million-plus at retail platforms, and contributing to positive price realization and value share gains.

•	And strong marketing and merchandising led to value share gains by Gatorade in Sports Drinks, in our coffee, tea and chilled juice businesses.

•	In other developed markets, despite the tough macros...

•	We saw good performance in some of our larger markets: France grew organic revenue 9 percent, and the UK and Germany each posted 3 percent organic revenue growth. Innovation played a large part of our success with the launch of a naturally sweetened Pepsi Next in France and Trop 50 in the UK.

•	We saw very good growth in our developing and emerging markets in Q2, with organic revenue growth of 11 percent, made up of 11 percent in snacks and 10 percent in beverages, driven by execution of our strategies to increase household penetration and frequency of consumption.

•	We had terrific growth across each of our major developing markets, with organic revenue growth of 7 percent in Mexico, 15 percent in the rest of Latin America and 12 percent in Turkey. And we’re especially pleased with our beverage volume performance in Russia where we grew Pepsi, Lipton, 7UP, and our Ruski Dar kvass each in the double digits. And we saw the benefits of our Russia platform with strong results in Ukraine.

•	And our emerging markets performance drove the continued great results in our AMEA sector, where organic volume grew 6 percent in snacks and 9 percent in beverages, and organic revenue grew 14 percent.

•	Within our emerging markets, organic revenue was especially strong in Pakistan and the Philippines, with each growing in excess of 20 percent. And organic revenue grew high-teens in Jordan, mid-teens in India and Egypt and 12 percent in Saudi Arabia.

•	We’d like to point out one of our “emerging star” brands in this region – Mtn Dew posted another quarter of double digit volume growth in the region, marking the 10th consecutive quarter of double digit volume growth in the region. And, Mtn Dew is now our largest CSD brand in Pakistan, and growing rapidly in India.

•	And, China performed especially well, with organic revenue growth of 22 percent in beverages and 23 percent in snacks. We’re particularly pleased with our CSD performance in China, with year-to-date volumes up 10 percent, significantly outpacing the category.

•	In addition, our beverage volume grew 24 percent in the Philippines, 13 percent in Pakistan, 11 percent in India and high-single-digits in Egypt and Saudi Arabia.

So, overall we feel very good about our results and the state of the business. However, in any portfolio, there are always areas that need particular attention. So let me cover the two areas that we’re especially focused on:

•	N.A. Beverages and Quaker North America,

We’re making good progress at NAB to accelerate innovation, improve our marketplace execution and drive productivity to improve our competitiveness and profitability.

But the fact remains that the beverage category in the U.S. has its challenges – especially CSDs. Against this challenging backdrop, we’re pleased with the progress we’ve made with our beverage business. We’ve stayed focused on repositioning our business for long-term, sustainable growth.

•	We’ve made solid progress on brand building and innovation

•	We’ve improved marketplace execution

•	We’ve stepped up productivity which, coupled with disciplined pricing, drove solid bottom line performance.

•	We’re leveraging the strength of the portfolio, which is well-balanced between CSDs and non-carbs and, within CSDs we possess the fastest growing mainstream brand, Mtn Dew.

We’ll continue to invest in breakthrough innovation and new technologies that have the potential to reframe the LRB category by removing some of the compromises that consumers face with regard to calories and ingredients.

In addition, as we’ve said in the past, we’re also exploring every possible alternative, including structural alternatives, to further improve our margins and returns in this business, and we’ll provide an update on our efforts in early 2014.

The second area is Quaker North America. This is a business with great brands, high margins, high returns on capital and it generates a lot of cash flow in the US. So there is a lot to like about this business.

But a good deal of this business lives in the “center of the store” and the “center of the plate” and that makes it a challenge to grow – especially as consumers increasingly seek convenience.

To be sure, we’ve made good progress in this business with improved marketing and execution, and we’ve had some recent innovation wins. Real Medleys is being extended from a successful new product to a successful new brand platform, expanding into bars, with double digit revenue growth and a lot more potential for growth. Plus, the international Quaker business is doing exceedingly well, and grew volume 5 percent in Q2.

But, we’re still in the early innings of capturing the full potential of this business in North America. We’re focusing on driving innovation that excites consumers. This is a work in progress and we have the right resources and talent dedicated to getting this business on firmer footing.

The fact that PepsiCo continues to perform well even as it addresses these opportunities speaks to the power of our portfolio. We have the product and geographic breadth to participate and thrive in categories and markets that are growing, and that gives us the flexibility to address opportunities in sensible, responsible ways without disrupting our overall financial results.

As we look ahead to the balance of this year, we are confident in our ability to achieve our full year 2013 financial goals.

And, as we look beyond 2013, we believe we are positioned well to deliver our long-term financial goals which we believe will translate to top-tier total shareholder return on a sustainable basis.

With that, let me turn the call over to Hugh.

Hugh Johnston, Chief Executive Officer, PepsiCo, Inc.

Thanks, Indra.

I’ll spend just a minute covering the financial results and guidance in a little more detail, and then we’ll open the lines to your questions.

For Q2:

•	Organic volume grew 3 percent in snacks and 1.5 percent in beverages

•	Organic revenue grew 4.2 percent

•	Our core gross margins improved by about 120 basis points and we increased A&M expense by 13 percent.

•	Core operating margin improved by 120 basis points and core, constant currency operating profit grew 11 percent.

•	As we previously disclosed and mentioned in the release, we realized a $137 million pretax gain on our Vietnam refranchising, and incrementally invested $46 million pretax in the quarter.

•	Excluding the impact of the Vietnam gain and incremental investments, core operating margin improved by 60 basis points and core, constant currency operating profit grew 8 percent.

•	Our core effective tax rate was 24.5 percent, approximately 335 basis points below Q2 2012.

•	And core constant currency EPS grew 19 percent, and 13 percent excluding the Vietnam gain and incremental investment.

So, between core constant currency division operating profit growth of 11 percent and core constant currency EPS growth of 19 percent, we got about 8 points of leverage:

•	About one and half points from net interest expense,

•	5 points from tax rate, which will reverse in the second half as we’re forecasting the full year rate to come in at approximately 27 percent,

•	And 1 point from weighted average share count, which was down 1 percent year on year.

Overall, the quarter came in as expected, with pricing actions, commodity inflation, and productivity all in line with our expectations.

On a reported basis, net revenue was up 2 percent, and that was driven by a 1.5 point drag from forex, and a 1 point negative impact from structural change, reflecting the China and Vietnam refranchisings.

We generated over $3 billion in cash flow from operations in the first half, a $1.8 billion positive swing versus last year. This was driven by lower pension contributions and strong working capital improvements.

Management operating cash flow, excluding certain items, was more than $2.3 billion, an increase of approximately $1 billion over the first half of last year. And, we returned over $2.7 billion to shareholders in the first half in the form of dividends and share repurchases.

Turning to guidance...

For 2013, we expect core, constant currency EPS growth of 7 percent off a core 2012 base of $4.10.

We expect:

•	Organic revenue growth of mid-single digits

•	Core constant currency operating profit growth of approximately 6 percent

•	Approximately 1 point of leverage below the operating profit line driven by share repurchases

•	And we expect our core effective tax rate to be approximately 27 percent for the full year.

Within these expectations, we assume

•	positive price/mix

•	low single digit commodity inflation

•	and productivity of $900 million

Our productivity assumption is completely in line with the three-year, $3 billion program that we launched last year, and the savings will be used to help offset inflation as well as provide funding for investment back into the business.

One of our key investment areas is supporting our brands with advertising and marketing, where we’ll grow our A&M investment at least in line with sales, meaning you should expect A&M spending of at least 5.7 percent of net revenue, which was our 2012 baseline investment. In addition we’re also accelerating our investment in R&D and innovation.

You should also take into account that we intend to incrementally invest the balance of the Vietnam gain in the second half of the year, which will impact operating profit growth and margins. We expect the full year operating profit impact of the gain to be offset by incremental investments.

Regarding forex, based on current market consensus, we anticipate foreign exchange translation to have approximately a one-point negative impact on our net revenue, and a two-point negative impact on operating profit and EPS for the full year, including the impact of the Venezuela devaluation. Our full year forex outlook for EPS is 1 point more negative than what we shared with you on the Q1 call, which is an incremental 4 cents worse versus where we were at the end of Q1 .

And we anticipate structural changes, driven by China and Vietnam, will have a negative impact of approximately one point on our full year net revenue growth.

Overall, we’re pleased with how the second quarter and first half came in. For the full year, we are maintaining our constant currency guidance; the world remains a volatile place, and we may also choose to incrementally invest in additional long-term, value-building initiatives such as advertising, innovation and, in emerging markets, growth capacity.

As you model out the third quarter,

•	We expect foreign exchange translation to have up to a negative half-point impact on third quarter revenue and a one-point impact on EPS based on current market consensus rates.

•	We expect revenue in the third quarter will have an estimated one half of a percentage point negative impact from structural changes due to the Vietnam refranchising.

•	Division operating profit will be impacted by:

•	Commodity cost inflation sequentially higher than in the first half, as we expected.

•	oIncremental investments funded by the Vietnam gain oIncreased A&M expense oAnd negative forex Below the division operating profit line:

•	Corporate costs in Q3 will be above Q2 levels based on timing of investments, primarily in R&D

•	Net interest expense will increase sequentially from Q2, primarily reflecting higher rates

•	And our tax rate will be significantly higher than our H1 effective tax rate as we trend toward our full-year estimated rate of approximately 27 percent.

From a cash flow perspective, we expect full-year core management operating cash flow excluding certain items of more than $7 billion. We’ll continue to drive cash flow through even more efficient working capital management, and continued tight controls over capital spending.

And for 2013, we expect to see continued improvement in our key working capital metrics, and to manage net capital spending to approximately $3 billion, which is well within our long-term target of less than or equal to 5 percent of net revenue.

As a result we’ll continue to return strong cash flow to our shareholders. In total, we expect to return approximately $6.4 billion to shareholders in 2013: $3.4 billion in dividends and $3 billion in share repurchases.

Net,

•	Our outlook for 2013 is unchanged from our last call and is consistent with our long-term targets for net revenue, operating profit, and core constant currency EPS

•	We expect to drive improved full year margins and net ROIC

•	And, generating and returning cash flow to our shareholders remains a top priority for the company.